Exhibit 10.1





                                 BRANCH PURCHASE
                                       AND
                              ASSUMPTION AGREEMENT


                                  by and among


                     ALERUS FINANCIAL, NATIONAL ASSOCIATION,


                                BNC NATIONAL BANK

                                 and its parent,

                                  BNCCORP, Inc.













                     Dated as of the 26th day of July, 2002




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                                TABLE OF CONTENTS


1.       PURCHASE AND ASSUMPTION..........................................1
         1.01     Purchase and Sale of Assets.............................1
         1.02     Transfer of Assets......................................1
         1.03     Acceptance and Assumption...............................3
         1.04     Excluded Assets.........................................5
         1.05     Payment of Funds........................................5

2.       CONDUCT OF THE PARTIES PRIOR TO CLOSING..........................7
         2.01     Covenants of Seller.....................................7
         2.02     Covenants of Buyer.....................................11
         2.03     Covenants of All Parties...............................12

3.       REPRESENTATIONS AND WARRANTIES..................................12
         3.01     Representations and Warranties of Seller...............12
         3.02     Representations and Warranties of Parent...............17
         3.03     Representations and Warranties of Buyer................17
         3.04     No Additional Representations and Warranties...........18

4.       EMPLOYEES.......................................................19
         4.01     Employees..............................................19
         4.02     Employee Retention.....................................20
         4.03     Employee Training......................................20

5.       CONDITIONS PRECEDENT TO CLOSING.................................20
         5.01     Conditions to Seller's Obligations.....................20
         5.02     Conditions to Buyer's Obligations......................21

6.       CLOSING.........................................................22
         6.01     Closing and Closing Date...............................22
         6.02     Seller's Actions at Closing............................22
         6.03     Buyer's Actions at Closing.............................24
         6.04     Methods of Payment.....................................24
         6.05     Effectiveness of Closing...............................25

7.       CERTAIN TRANSITIONAL MATTERS....................................25
         7.01     Transitional Action by Buyer...........................25
         7.02     Transitional Action by Seller..........................27
         7.03     Overdrafts and Transitional Action.....................30
         7.04     ATMs and Debit Cards...................................30
         7.05     Effect of Transitional Action..........................31

8.       GENERAL COVENANTS AND INDEMNIFICATION...........................31
         8.01     Confidentiality Obligations of Buyer...................31
         8.02     Confidentiality Obligations of Selle...................32
         8.03     Indemnification........................................32
         8.04     Solicitation of Customers by Seller and Parent
                        After the Closing................................35
         8.05     Further Assurances.....................................35
         8.06     Information After Closing..............................35
         8.07     Survival of Covenants..................................36
         8.08     Individual Retirement Accounts.........................36
         8.09     Covenant Not to Compete................................36
         8.10     Exclusivity............................................36
         8.11     Access to Information..................................36

9.       TERMINATION.....................................................37
         9.01     Termination by Mutual Agreement........................37
         9.02     Termination by Seller..................................37
         9.03     Termination by Buyer...................................37
         9.04     Effect of Termination..................................37

10.      MISCELLANEOUS PROVISIONS........................................37
         10.01    Expenses...............................................37
         10.02    Certificates...........................................38
         10.03    Notices................................................38
         10.04    Parties In Interest; Amendment.........................38
         10.05    Headings...............................................38
         10.06    Terminology............................................39
         10.07    Press Releases.........................................39
         10.08    Entire Agreement.......................................40
         10.09    Governing Law..........................................40
         10.10    Counterparts...........................................40

                             SCHEDULES

Schedule 1.01           -    Description of Branch Real Estate
Schedule 1.02(b)        -    Tangible Assets
Schedule 1.02(c)        -    Safe Deposit Leases
Schedule 1.02(e)        -    Prepaid Expenses
Schedule 1.02(f)        -    Branch Loans
Schedule 1.02(f)(ii)    -    Excluded Loans
Schedule 1.02(h)        -    Assumed Contracts
Schedule 1.02(i)        -    Real Property Leases
Schedule 1.03(b)        -    Deposit Accounts
Schedule 1.04(d)        -    Excluded Assets
Schedule 1.05(b)        -    Allocation of Assets
Schedule 3.01(c)        -    Consents of Seller
Schedule 3.02(c)        -    Consents of Parent
Schedule 3.01(m)        -    Form of Deposit Account Agreement
Schedule 3.01(i)        -    Insurance Policies
Schedule 3.01(q)(iii)   -    Branch Loans in Default or Past Due
Schedule 3.03(c)        -    Consents of Buyer
Schedule 4.02           -    Form of Employee Retention Program
Schedule 5.01(b)        -    Form of Certification of Buyer
Schedule 5.02(b)        -    Form of Certification of Seller
Schedule 5.02(c)        -    Form of Certification of Parent
Schedule 6.02(h)        -    Form of Bill of Sale, Assignment and Assumption
Schedule 6.04(a)        -    Form of Preliminary Closing Statement
Schedule 6.04(b)        -    Form of Final Closing Statement

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

     This Branch Purchase and Assumption Agreement (the "Agreement"), made and entered into this 26th day of July, 2002, by and between Alerus Financial, National Association, with its principal office located at 401 Demers Avenue, Grand Forks, North Dakota (the "Buyer"), BNC National Bank, with its principal office located at 322 East Main, Bismarck, North Dakota (the "Seller") and BNCCORP, Inc., a Delaware corporation and corporate parent of the Seller (the "Parent").

                                    RECITALS

     WHEREAS, Buyer desires to purchase and assume from Seller, and Seller desires to sell and assign to Buyer, certain assets and liabilities associated with Seller's banking office located at 3137 32nd Avenue SW, Fargo, North Dakota 58103 (the "Branch").

     WHEREAS, Buyer and Seller propose to apply to the appropriate regulatory authorities for permission to effect the purchase and sale of the Branch and for such other requisite approvals as may be necessary for consummation of the transactions contemplated by this Agreement.

                                    AGREEMENT

     NOW,  THEREFORE,  in  consideration  of the promises and for other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, Buyer and Seller hereby agree as follows:

1.   PURCHASE AND ASSUMPTION.

     1.01 Purchase  and Sale of Assets.  At the  Closing,  as defined in Section
          6.01 hereof, Buyer shall purchase and acquire, and Seller shall sell and assign, the real estate as specifically described on Schedule 1.01 and the other assets described in Section 1.02 hereof (collectively, excluding the Excluded Assets, the "Assets") all of which are used in and/or relate to the business conducted by Seller at the Branch. The purchase of the Assets and assumption of liabilities as described in Sections 1.03(b), 1.03(c), 1.03(d) and 1.03(e) (collectively, the "Assumed Liabilities") provided for herein are sometimes referred to herein as the "Acquisition."

     1.02 Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller shall assign, transfer, convey and deliver to Buyer, on and as of the Closing on the Closing Date, as defined in Section
          6.01 hereof, the Assets, which shall include the following:

          (a) Branch Real Estate. All of Seller's right, title and interest in and to the real estate located at 3137 32nd Avenue SW, Fargo, North Dakota 58103 on which the Branch is situated, which real estate is specifically described on Schedule 1.01 attached hereto, together with all of Seller's rights in and to all improvements and fixtures thereon; and all easements, rights, privileges and appurtenances associated therewith (the "Branch Real Estate");

          (b) Furniture and Equipment. All of Seller's right, title and interest in and to furniture, furnishings, equipment and tangible personal property (the "Tangible Assets") located at the Branch as of the Closing Date, including, without limitation, that listed in Schedule 1.02(b) attached hereto and incorporated herein by reference;

          (c) Safe Deposit Business. All right, title and interest of Seller in and to the safe deposit business, including, but not limited to, the safe deposit leases listed on Schedule 1.02(c) (subject to the allocation of safe deposit rental payments as provided in
               Section 1.03(c)(ii) hereof) conducted at the Branch as of the close of business on the Closing Date;

          (d) Cash on Hand. All cash on hand at the Branch as of the close of business on the Closing Date including vault cash, petty cash, ATM cash and tellers' cash;

          (e) Prepaid Expenses. All prepaid expenses listed on Schedule 1.02(e), prorated as of the close of business on the Closing Date, but only to the extent attributable to the Assets sold, assigned or transferred to Buyer by Seller pursuant to this Agreement and only to the extent arising by reason of Buyer's use or ownership of such Assets after the close of business on the Closing Date. Any and all prepaid expenses incurred by Seller with respect to the Branch that individually exceed $500 subsequent to the date of this Agreement, shall be subject to the prior written consent of Buyer;

          (f) Branch Loans. All right, title and interest in and to all those loans, including accrued but unpaid interest thereon through the Closing Date attributable to the Branch (the "Branch Loans"), which (i) are set forth on Schedule 1.02(f); provided however, that the Branch Loans shall not include any loan set forth on
               Schedule 1.02(f) that is repaid in full as to principal and interest prior to the Closing Date, (ii) shall not include any loan set forth on Schedule 1.02(f)(ii), (iii) are hereafter offered to Buyer for purchase, Buyer has had an opportunity to review and Buyer has agreed in writing to purchase, and (iv) are automatically created as the result of an overdraft of a Deposit Account pursuant to a pre-approved overdraft protection program offered by Seller (except for those overdraft protection loans which are charged to credit card accounts not transferred to the Buyer hereunder). A final listing of specific loans included in the Branch Loans will be provided to Buyer prior to Closing;

          (g) Records of the Branch. All original records and documents related to the Assets or Assumed Liabilities which are maintained by Seller and available for delivery to Buyer in whatever form presently maintained by Seller, including, but not limited to, those relating to the Deposit Accounts and the Branch Loans;

          (h) Contracts or Agreements. All of Seller's right, title and interest in and to the maintenance and service agreements related to the Branch, as listed on Schedule 1.02(h) annexed hereto and made a part hereof (the "Assumed Contracts");


          (i) Real Property Leases. All of Seller's right, title and interest in and to the real property leases attributed to the Branch Real Estate, as listed on Schedule 1.02(i) annexed hereto and made a part hereof (the "Real Property Leases"); and


          (j) Branch Goodwill. All goodwill of Seller relating to the operation of the Branch (the "Branch Goodwill").

     1.03 Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the Closing on the Closing Date, Buyer shall:

          (a) Assets. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to Buyer by Seller pursuant to this Agreement, including those identified in Section 1.02 above.

          (b) Deposit Liabilities. Assume Seller's obligations to pay the principal amount of, together with accrued and unpaid interest as of the close of business on the Closing Date on, all Deposit Accounts, and thereafter, in accordance with the respective deposit agreements for the Deposit Accounts, pay or perform the obligations arising under such deposit agreements after the Closing (the "Deposit Liabilities"). The deposit accounts of Seller attributable to the Branch as of the close of business on the Closing Date and referred to in the immediately preceding sentence (hereinafter the "Deposit Accounts") consist of the following accounts: savings, non-interest bearing demand, money market, and NOW accounts, Individual Retirement Accounts for which Seller has not received, on or before the Closing Date, the written advice from the account holder of such account holder's objection or failure to accept Buyer as successor custodian or
               trustee  ("IRAs")  and  certificates  of  deposit.   Attached  as
               Schedule 1.03(b) hereto is a true and correct preliminary listing of Deposit Accounts by category, prepared as of a date within one
               (1) day prior to the date of this Agreement, listing the amount of all deposits and the interest rates and maturity dates associated with such deposits. A final listing of the Deposit Accounts, by category, will be provided to Buyer as of the close of business one day prior to the Closing Date.

          (c) Safe Deposit Business Liabilities. Assume, and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of Seller arising after the Closing Date with respect to:

               (i) the safe deposit leases of the Branch listed on Schedule 1.02(c) and sold, assigned or transferred to Buyer by Seller pursuant to this Agreement; and

               (ii) the safe  deposit  business  of the  Branch  related  to the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof during the periods for which such persons have paid rent therefor in advance to Seller, subject to the agreed allocation of such rents, which allocation shall be satisfied in full by Seller paying to Buyer, in the manner specified in Section 6.04 hereof, the amount of rental payment received by Seller for each such safe deposit box attributable to and prorated to reflect the period from and after the Closing Date, subject to the provisions of the applicable leases or other agreements relating to such boxes.

          (d) Real Property Leases. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of Seller arising after the Closing Date with respect to the Real Property Leases listed on Schedule 1.02(i) to this Agreement and sold, assigned or transferred to Buyer by Seller pursuant to this Agreement. Rent paid in advance to Seller shall be subject to the agreed allocation of such rents, which allocation shall be satisfied in full by Seller paying to Buyer, in the manner specified in
               Section 6.04 hereof, the amount of rental payment received by Seller for each such Real Property Lease attributable to and prorated to reflect the period from and after the Closing Date, subject to the provisions of the applicable Real Property Leases.

          (e) Assumed Contracts. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of Seller arising after the
               Closing  Date with  respect to the  Assumed  Contracts  listed on
               Schedule 1.02(h) to this Agreement and sold, assigned or transferred to Buyer by Seller pursuant to this Agreement.

          (f) Other Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller, Parent, or any affiliate thereof. Seller shall be solely liable for all liabilities and obligations, known or unknown, fixed or contingent, arising from operation of the Branch business or ownership of the Assets and any other incidents and occurrences in each case, arising, relating to or incurred prior to the Closing Date, whether or not reflected on its books and records.

     1.04 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following assets (collectively, the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby:

          (a) the names "BNC," "BNCCORP," "BNC National Bank" and any and all deviations thereof;

          (b) any logos, service marks or trademarks, advertising material, slogans, letterhead, Internet domain names, electronic mail addresses or any similar items used by Seller in connection with its business, whether or not such is or was copyrighted or registered; provided, however, that Buyer shall have a reasonable period of time to remove or transfer any of the foregoing items from the Branch Real Estate; and

          (c) all computer software used by Seller in connection with its business; and

          (d)  the assets listed on Schedule 1.04(d).

     1.05 Payment of Funds.  Subject to the terms and conditions  hereof, at the
          Closing:

          (a) Consideration. In consideration of Seller's sale of the Assets and its other agreements herein, on the Closing Date, Buyer shall make available and transfer to Seller, in the manner specified in
               Section 6.04 hereof, funds equal to the sum of:

              (i) the amount of cash on hand at the Branch as of the close of business on the Closing Date;

              (ii) $5,297,102 for the Branch Real Estate, Tangible Assets and Branch Goodwill being transferred to Buyer;

              (iii) the amount of prepaid expenses  described in Section 1.02(e)
                    of this Agreement, prorated as of the close of business on the Closing Date;

              (iv) an amount equal to 100.7% of the aggregate outstanding principal amount of the Branch Loans as of the close of business on the Closing Date (such amount over 100% of the foregoing, or 0.7%, is hereinafter referred to as the "Branch Loan Premium"), plus an amount equal to accrued and unpaid interest on the Branch Loans through the Closing Date; provided, however that the Branch Loan Premium shall not be paid on any Branch Loans automatically created as the result of an overdraft of a Deposit Account pursuant to a pre-approved overdraft protection program offered by Seller; and

              (v) an amount equal to the sum of the following, computed as of the close of business on the Closing Date (the "Deposit Premium"):

                    (A)  the amount of Deposit  Accounts  categorized as savings
                         accounts,   excluding   accrued  and  unpaid   interest
                         thereon, times 0.0575;

                    (B)  the  amount  of  Deposit  Accounts  categorized  as NOW
                         accounts,   excluding   accrued  and  unpaid   interest
                         thereon, times 0.0475;

                    (C) the amount of Deposit Accounts categorized as money market accounts, excluding accrued and unpaid interest thereon, times 0.0150; and

                    (D)  the  amount  of   Deposit   Accounts   categorized   as
                         non-interest bearing demand accounts times 0.0675;

                    less an amount equal to the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts as of the close of business on the Closing Date).

                    In the event that the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts as of the close of business on the Closing Date) should be in excess of the sum of items (i) through (v) above, the full amount of such excess shall constitute an amount due from Seller to Buyer, and shall be paid to Buyer in the manner specified in Section 6.04 hereof. The Buyer and Seller shall execute a Preliminary Settlement Statement at the Closing and a Final Settlement Statement post-closing in accordance with Section 6.04 hereof.

               (b) Allocation. The consideration set forth in Section 1.05(a) shall be allocated among the various assets and rights acquired by Buyer hereunder consistent with Schedule 1.05(b). The parties each agree to make such allocations in accordance with the provisions of Section 1060(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to file Internal Revenue Service Forms 8594 and any other IRS forms and schedules thereto as may be required to be filed under Code Section 1060, unless and to the extent that the parties shall mutually agree that Code section does not apply to the transactions contemplated by this Agreement.

               (c) Reimbursement and Proration of Certain Income and Expenses. Except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of 11:59 p.m., Fargo, North Dakota, time, on the Closing Date, and settled between Seller and Buyer on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the amounts paid pursuant to Section 1.05 unless otherwise agreed by the parties hereto.

                    For purposes of this Agreement, items of proration and other adjustments shall include: (i) real and personal property taxes and assessments; (ii) leasehold income; (iii) accrued and unpaid interest included on Deposit Liabilities; (iv) accrued and unpaid interest on Branch Loans; (v) telephone, electric, gas, water and other utility services (to the extent it is not possible to transfer such services into the name of Buyer as of the Closing Date); and (vi) the prepaid expenses identified in Schedule 1.02(e).

               (d) Expenses Relating to Real Property. The transfer (or conveyance) fees relating to the Branch Real Estate and the costs, fees and expenses of all title commitments, title guaranties and title examinations relating to the procurement of the Title Commitments related to the Branch Real Estate referred to in Sections 2.01(b) and 5.02(g) herein, shall be allocated to, and shall be borne, solely and exclusively by Seller. The costs, fees and expenses relating to the premiums for all title insurance policies (net of the costs of all title commitments, guaranties and examinations), recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Branch Real Estate shall be allocated to, and shall be borne, solely and exclusively, by Buyer. Seller shall reimburse Buyer at the Closing for all the costs, fees and expenses allocated to Seller pursuant to this Section 1.05(d) but paid by Buyer, and Buyer shall reimburse Seller at the Closing for all of the costs, fees and expenses allocated to Buyer pursuant to this Section 1.05(d) but paid by Seller in the manner specified in Section 6.04 herein.

2.   CONDUCT OF THE PARTIES PRIOR TO CLOSING.

     2.01 Covenants of Seller. Seller hereby covenants to Buyer that, from the date hereof until the Closing, Seller will do or cause the following to occur:

          (a) Operation of the Branch. Seller shall continue to operate the Branch in a manner substantially equivalent to that manner and system of operation employed immediately prior to the date of this Agreement.

               Notwithstanding the foregoing and except as may be required to obtain the required authorizations referred to in Section 2.03 of this Agreement, between the date of this Agreement and the Closing Date, and except as may be otherwise required by a regulatory authority, Seller shall not, without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed:

              (i) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets except, or pursuant to the terms of this Agreement; or

              (ii) cause the Branch to transfer to Seller's other operations any deposits other than deposits securing loans made by Seller which are not Branch Loans, except in the ordinary course of business at the unsolicited request of depositors, or cause any of Seller's other operations to transfer to the Branch any deposits, except in the ordinary course of business at the unsolicited request of depositors;

              (iii) fail to  maintain  the  Tangible  Assets  in good  operating condition (ordinary wear and tear excepted) and repair or invest in any Tangible Assets on behalf the Branch, except for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

              (iv) enter into or amend any contract relating to the Branch, other than incurring Deposit Liabilities and entering into Branch Loans and safe deposit agreements in the ordinary course of business and in conformity with the other provisions of this Section 2.01;

               (v) hire (other than to replace a departing employee and/or to bring the number of employees at the Branch to normal staffing levels), transfer, reassign or terminate any employee of the Branch, increase the compensation of any employee of the Branch, or promote any of the employees of the Branch except pursuant to and consistent with Seller's customary procedures and policies;

               (vi) offer  interest  rates or terms on any  category  of Deposit
                    Accounts at the Branch which are inconsistent with either the Seller's normal operating practices within a fifty mile radius of the Branch or those practices in effect at May 31, 2002, except as required by changes in applicable law or industry wide practices; and

              (vii) enter into any type of real  property  lease with respect to the Branch.

          (b)  Deliveries Related to the Branch Real Estate.

              (i) Title Insurance Commitments. Within 15 business days after execution of this Agreement, Seller shall, at its expense, cause to be prepared and delivered to Buyer a commitment for an American Land Title Association ("ALTA") Owner's Policy Form B-1970 title insurance policy by Chicago Title Insurance Company covering the Branch Real Estate, in form reasonably acceptable to Buyer. The commitment shall include endorsements deleting or limiting to the reasonable satisfaction of Buyer the standard exceptions and agreeing to provide affirmative insurance with respect to zoning.

              (ii) Survey. Within 15 business days after the execution of this Agreement, Seller shall, at its expense, furnish Buyer with a current, accurate survey of the Branch Real Estate, showing access, the location of all points and lines referred to in the legal description, the location and dimension of all easements, buildings, improvements, parking spaces, encroachments, if any, and utility lines to their point of connection with public systems, together with the legal description of the real estate, certified to Buyer and to Chicago Title Insurance Company by a registered land surveyor acceptable to Buyer and to the title insurance company, and otherwise in a form acceptable to Buyer and to the title insurance company.

              (iii) Title   Objections.   Buyer  shall  examine  the  commitment
                    provided pursuant to Section 2.01(b)(i) and the survey provided pursuant to Section 2.01(b)(ii) hereof, and shall be allowed 10 days after receipt of the last thereof to notify Seller in writing of any objections to title or survey matters affecting the property. Buyer shall not object to any Permitted Exceptions. If any objections to title are made, Seller shall have the right, but not the obligation, to cure such objections within 20 business days (or within such longer period of time as is reasonable in light of the nature of such objections) following receipt of written notice thereof from Buyer. Unless Buyer waives its objections, the obligations of the parties to consummate the Acquisition pursuant to Section 6.01, if necessary, shall be extended through the end of such 20-day period or until such earlier date as the objections have been cured. If Seller does not cure such objections within such period, then Buyer shall have the right and option to either (a) terminate this Agreement, (b) waive its objections (c) withhold from the amount set forth in Section 1.05(a)(ii) an amount sufficient to discharge at the Closing any mortgage, judgment or other monetary lien objected to by Buyer or (d) allow Seller additional time in which to cure such objections, in which case the obligations of the parties to consummate the Acquisition pursuant to Section 6.01 shall be appropriately further extended. Seller shall cooperate with Buyer both before and after the Closing in connection with the efforts of Buyer, if any, to cure any objections to title raised by Buyer in writing prior to the Closing which are not cured before the Closing Date, if Buyer elects to close notwithstanding such objections.

               (iv) Environmental   Assessment.   Following  execution  of  this
                    Agreement, Buyer shall have the right to an environmental assessment (the "Assessment") to be performed for the purpose of determining whether any material environmental risks would be associated with the ownership of the Branch Real Estate and other Assets or the operation of the Branch, and shall report the results of any such Assessment promptly after completion of the Assessment; provided, however, that without the prior written consent of Seller, Buyer shall not conduct any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, any local or state environmental regulatory authority or the United States Environmental Protection Agency. If Seller refuses to provide such written consent, Buyer shall have the option to terminate this Agreement, in which event neither party shall have any further liability to the other party under this Agreement, except for any breach hereof. The Assessment shall be conducted by consulting engineers selected by Buyer, and shall have such scope as Buyer shall determine, and Seller shall reimburse Buyer for the out-of-pocket cost of the Assessment, not to exceed $5,000. Buyer hereby agrees to indemnify and hold harmless Seller and its affiliates from and against any and all damages to property or persons arising directly out of Buyer's Assessment.

          (c) Required Authorizations. Each Seller and Parent shall prepare and submit for filing, at no expense to Buyer, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of
               Seller, Parent or any shareholder or affiliate of Seller or Parent for the Acquisition to be consummated at the Closing, including without limitation those listed on Schedule 3.01(c) and
               Schedule 3.02(c) or contemplated in Section 6.01 hereof and for Buyer to operate the Branch following the Closing. Seller shall use commercially reasonable efforts to pursue all such applications, filings, registrations, and notifications, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at such Closing and for Buyer to operate the Branch following the Closing. Each of Seller and Parent shall deliver to Buyer evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). Each of Seller and Parent shall also deliver to Buyer a copy of each material notice, order, opinion and other item of correspondence received by Seller or Parent from such federal and state authorities (except for any confidential portions thereof) and shall advise Buyer, at Buyer's request, of developments and progress with respect to such matters.

          (d) Creation of Liens and Encumbrances. With respect to the Branch Real Estate, Seller shall not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances other than the Permitted Exceptions.

          (e) Destruction, Damage or Condemnation of Branch Real Estate. Seller shall maintain adequate insurance on all the Assets consisting of Branch Real Estate. If prior to Closing, all or any portion of the Branch Real Estate is subject to damage, destruction, condemnation or is taken or made subject to eminent domain or other governmental acquisition proceedings, then Seller shall promptly notify Buyer thereof, and Buyer may either complete the Closing and receive the insurance proceeds (which would be received assuming Seller's insurance policy had no deductible), or terminate this Agreement. If Buyer terminates this Agreement, both parties shall thereupon be relieved from all further obligations hereunder, except for any breach hereof.

          (f) Destruction or Damage of Tangible Assets. Seller shall maintain adequate insurance on all the Assets consisting of Tangible Assets. If prior to Closing, all or any portion in excess of $25,000 of the Tangible Assets is subject to damage or destruction, then Seller shall promptly notify Buyer thereof, and Buyer may either complete the Closing and receive the insurance proceeds (which would be received assuming Seller's insurance policy had no deductible), or terminate this Agreement. If Buyer terminates this Agreement, both parties shall thereupon be relieved from all further obligations hereunder, except for any breach hereof. If prior to the Closing, any portion equal to or less than $25,000 of the Tangible Assets is subject to damage or destruction, then Seller shall promptly notify Buyer thereof, and Buyer shall be entitled upon Closing to receive the insurance proceeds (which would be received assuming Seller's insurance policy had no deductible) as a result of such damage or destruction.

          (g) IRA Accounts. Not later than thirty days prior to the expected Closing Date, Seller shall, at Seller's expense, mail notice of Seller's resignation as custodian and trustee, and the appointment of Buyer as the successor custodian or trustee, effective upon Closing, of IRAs maintained at the Branch. The notice shall be in the form that is mutually agreed upon by Seller and Buyer.

     2.02 Covenants of Buyer. Buyer hereby covenants to Seller that it shall prepare and submit for filing, at no expense to Seller, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of Buyer or any shareholder or affiliate of Buyer for the Acquisition to be consummated at the Closing, including without limitation those listed on Schedule 3.03 (c) or contemplated in Section 6.01 hereof and for Buyer to operate the Branch following the Closing. Buyer shall use commercially reasonable efforts to pursue all such applications, filings, registrations, and notifications, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at such Closing and for Buyer to operate the Branch following the Closing. Buyer shall deliver to Seller evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). Buyer shall also deliver to Seller a copy of each material notice, order, opinion and other item of correspondence received by Buyer from such federal and state authorities (except for any confidential portions thereof) and shall advise Seller, at Seller's request, of developments and progress with respect to such matters.

     2.03 Covenants of All Parties. Seller hereby covenants to Buyer, and Buyer hereby covenants to Seller that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, or from any third party, for or in connection with the transactions described and contemplated in this Agreement. Notwithstanding anything in this Agreement to the contrary, no party shall be required to agree as a condition to receipt of any such consent, approval, permit or authorization to make any payment (other than filing fees), agree to divest any asset, alter the terms of this Agreement or restrict in any material respect any operations of such party.

3.   REPRESENTATIONS AND WARRANTIES.

     3.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

          (a) Good Standing and Power. Seller is a national banking association duly organized, validly existing, and in good standing under the laws of the United States with corporate power and authority to own its properties and to carry on its business as presently conducted. Seller is an insured bank as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          (b) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller.

          (c) Effective Agreement. Subject to the receipt of the required regulatory approvals and required consents set forth on Schedule 3.01(c), the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of Articles of Association or By-Laws of Seller, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any contract, agreement or instrument to which Seller is subject.

          (d) Title to Real Estate and Other Assets. Except for the Branch Real Estate, Seller is the sole owner of each of the Assets free and clear of any mortgage, lien or encumbrance of any kind or nature. As to the Branch Real Estate, Schedule 1.01 correctly identifies the Branch Real Estate. Seller is the sole owner of a fee simple interest in, and has good and marketable title to, such Branch Real Estate, free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions and the other matters that are disclosed in the title report and survey, and Seller shall convey, or cause to be conveyed, such real estate to Buyer by delivery at the Closing of a warranty deed conveying such title subject only to the Permitted Exceptions and the other matters waived by the Buyer.

          (e) Condemnation Proceedings. Seller has not received written notice of any pending or threatened, nor does Seller have knowledge of any contemplated, condemnation proceeding affecting or relating to the Branch Real Estate.

          (f) Taxes. Seller is in compliance in all material respects with, and its records contain all information and documents necessary to comply with, all applicable reporting and tax withholding requirements under federal, state and local tax laws with respect to the Assets and the Assumed Liabilities.

          (g) Operations Lawful. The Branch has been operated in all material respects in compliance with all applicable federal, state, county and municipal laws, ordinances and regulations.

          (h) Third-Party Claims. There is no action, suit or proceeding pending against Seller, or to the knowledge of Seller, threatened against Seller, before any court or arbitrator or any governmental body, agency or official which (i) relates in any respect to the Assets, the Assumed Liabilities or the Branch, or
               (ii) would adversely affect the ability of Seller to perform its obligations under this Agreement or which in any manner questions the validity or this Agreement.

          (i) Insurance. Schedule 3.01(i) is a listing of all policies of property and casualty insurance maintained by Seller covering the Branch Real Estate and the Tangible Assets for which Buyer would be entitled to receive any proceeds in the event of destruction, damage or condemnation of the Branch Real Estate or the Tangible Assets as provided in Sections 2.01(e) and 2.01(f). Seller has made available to Buyer true and correct copies of such policies.

          (j) Labor Relations. No employee located at the Branch is represented, for purposes of collective bargaining, by a labor organization of any type, and Seller has no knowledge of any efforts during the past three years to unionize or organize any employees at the Branch. No material claim related to labor relations or employment practices under any federal, state, or local statute, ordinance or regulation, including, without limitation, the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Fair Labor Standards Act, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, Americans with Disabilities Act is pending, has been made in the past three years, or, to the best of Seller's knowledge, is or has been threatened with respect to Seller's employment of any employee located at the Branch within the past three years. In addition, no unfair labor practice, discrimination or wage-and-hour claim is pending, has been made in the past three years, or, to the best of Seller's knowledge, is or has been threatened with respect to Seller's employment of any employee located at the Branch within the past three years.

          (k) Governmental Notices. Seller has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

          (l)  Environmental Matters.

              (i) For purposes of this Agreement, "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss. 1201 et seq., the Clean Water Act, 33 U.S.C.ss. 1321 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources or the environment; and "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law.

              (ii) Seller has not buried, spilled, leaked, discharged, emitted, generated, stored, used or released any Hazardous Substances in, on or under the Branch Real Estate in such forms or quantities as to create any liability or obligation under the common law or any Environmental Law, and to the knowledge of Seller, no other party has buried, spilled, leaked, discharged, emitted, generated, stored, used or released any Hazardous Substances in, on or under the Branch Real Estate in such forms or quantities as to create any liability or obligation under the common law or any Environmental Law.

              (iii) Seller is not in  violation  of any  Environmental  Law with respect to the operation of the Branch, and is not party to any proposed removal, response or remedial action.

              (iv) Seller has not received notice of any alleged violation of any Environmental Law or liability for any release of any Hazardous Substance in connection with the operation of the Branch, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, proceeding, citation, summons or governmental agency investigation relating thereto.

               (v) To the knowledge of Seller, the Branch Real Estate is not and has never been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any equivalent federal, state or local list, schedule, log or database.

               (vi) Seller   has  made   available   to  Buyer   copies  of  all
                    environmental audits, studies or documents in Seller's possession or control relating to the Branch Real Estate.

          (m) Deposits. Schedule 1.03(b) is a listing of the Deposit Accounts as of the date specified therein, including he record owner thereof. The books and records with respect to the Deposit Accounts are true and correct as to the balances of each such Deposit Account. The Deposit Accounts are insured by the Bank Insurance Fund of the FDIC up to the current applicable maximum limits, and no action is pending or, to Seller's knowledge, threatened by the FDIC with respect to the termination of such insurance. A true and correct copy of any form of deposit account agreement used in connection with the Deposit Accounts or in use at the Branch is attached hereto in Schedule 3.01(m). Seller is not in default under any form of deposit account agreement listed on Schedule 3.01 (m).

          (n) Personal Property. Schedule 1.02(b) is a listing of the Tangible Assets located at the Branch as of the date specified therein. The Tangible Assets constitute all of the tangible personal property of Seller used at the Branch.

          (o) Assumed Contracts. Seller is not in default under any of the Assumed Contracts. To the knowledge of Seller, no other party to any of the Assumed Contracts is in default under the Assumed Contracts. Each of the Assumed Contracts is in full force and effect. Seller has provided Buyer with a true and correct copy of each of the Assumed Contracts, including all amendments and modifications thereof and waivers or assignments of rights thereunder.

          (p) Real Property Leases. Seller is not in default under any of the Real Property Leases. To the knowledge of Seller, no other party to any of the Real Property Leases is in default under the Real Property Leases. Each of the Real Property Leases is in full force and effect. Seller has provided Buyer with a true and correct copy of each of the Real Property Leases, including all amendments and modifications thereof and waivers or assignments of rights thereunder.

          (q)  Branch Loans.

               (i) To the knowledge of Seller, each of the Branch Loans represents a valid and legally enforceable obligation of the borrower(s) identified in the loan agreement subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws, (B) general principles of equity and (C) the unenforceability of remedial provisions related to the Branch Loans that do not make the rights or remedies provided therein inadequate to realize the benefits afforded thereby.

               (ii) Each of the  Branch  Loans has been made and  documented  in conformity in all material respects with all applicable federal, state and local laws, regulations and rules.

              (iii) To the knowledge of Seller,  none of the Branch Loans is (A)
                    subject to any borrower bankruptcy proceedings, or (B) except as set forth on Schedule 3.01(q)(iii), is in default or past due.

               (iv) Seller has complied in all material respects with all of its obligations under the loan documents with respect to the Branch Loans.

               (v) There are no valid claims or defenses with respect to any Branch Loan that can be asserted against Seller.

               (vi) The files and other  materials  related to the Branch  Loans transferred pursuant hereto are true and correct in all material respects and accurately reflect the facts stated therein; provided that, with respect to information furnished by persons other than Seller and its affiliates, this representation shall be to the knowledge of Seller. Attached hereto as Schedule 1.02(f) is a true and accurate schedule of all Branch Loans, including outstanding principal balance, accrued and unpaid interest thereon, computed as of a date within one (1) day prior to the date of this Agreement.

          (r) Brokers' and Finders' Fees. Seller has not employed or entered into any arrangement with any person pursuant to which Buyer may incur, directly or indirectly, any liability for brokerage or finders' fees, agents' commissions or any similar charges in connection with the transactions contemplated by this Agreement.

     3.02 Representations and Warranties of Parent. Parent represents and warrants as follows:

          (a) Good Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware with corporate power and authority to own its own properties and carry on it business as presently conducted.

          (b) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent, and this Agreement is a valid and binding obligation of Parent.

          (c) Effective Agreement. Subject to the receipt of the required regulatory approvals and required consents set forth on Schedule 3.02(c), the execution, delivery, and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of Certificate of Incorporation or By-Laws of Parent, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any contract, agreement or instrument to which Parent is subject.

          (d) Third-Party Claims. There is no action, suit or proceeding pending against Parent, or to the knowledge of Parent, threatened against Parent, before any court or arbitrator or any governmental body, agency or official which would adversely affect the ability of Parent to perform its obligations under this Agreement or which in any manner questions the validity or this Agreement.

          (e) Governmental Notices. Parent has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

     3.03 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          (a) Good Standing and Power of Buyer. Buyer is a national banking association duly organized, validly existing, and in good standing under the laws of the United States, with corporate power to own its properties and to carry on its business as presently conducted. Buyer is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          (b) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement is a valid and binding obligation of Buyer.

          (c) Effective Agreement. Subject to the receipt of the required regulatory approvals and required consents set forth on Schedule 3.03(c), the execution, delivery, and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Association or By-Laws of Buyer, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which Buyer is subject.

          (d) Third-Party Claims. There are no actions, suits or proceedings pending or, to Buyer's knowledge, threatened, against or affecting Buyer that would adversely affect the ability of Buyer to perform its obligations under this Agreement or which in any manner affects the validity of this Agreement.

          (e) Brokers' and Finders' Fees. Buyer has not employed or entered into any arrangement with any person pursuant to which Seller may incur, directly or indirectly, any liability for brokerage or finders' fees, agents' commissions or any similar charges in connection with the transactions contemplated by this Agreement.

          (f) Governmental Notices. Buyer has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

     3.04 No Additional Representations and Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 3, NEITHER THE SELLER, PARENT NOR BUYER MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, REGARDING EITHER THE ASSETS OR THE ASSUMED LIABILITIES, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR IMPLIED WARRANTY WITH RESPECT TO (A) COLLECTIBILITY OR CREDITWORTHINESS OF ANY OBLIGORS OF THE BRANCH LOANS, (B) THE TRANSFER OR ASSIGNMENT OF NEGOTIABLE INSTRUMENTS AS MAY BE PROVIDED UNDER THE UNIFORM COMMERCIAL CODE OF NORTH DAKOTA, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, OR (C) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH IN ARTICLE 8 OF THIS AGREEMENT, NO PARTY SHALL HAVE RECOURSE TO ANY OTHER PARTY FOR ANY INACCURACY IN OR BREACH OF A REPRESENTATION OR WARRANTY SET FORTH IN THIS ARTICLE 3.

4.   EMPLOYEES.

     4.01 Employees. Buyer may, in its sole and absolute discretion, make employment available to some or all employees of Seller at the Branch (the "Employees"). Seller agrees to deliver to Buyer a list of all Employees employed at the Branch by name, date of hire, salary and position, as of the most recent practicable date and to give Buyer access to personnel files concerning each of the Employees employed at the Branch within seven days of receiving written consent of such Employees. Seller shall use commercially reasonable efforts to obtain such consent from each of its Employees as soon as practicable after the execution of this Agreement. Employees may be hired by Buyer on terms and conditions as are determined by the Buyer in Buyer's sole and absolute discretion. Buyer shall not disclose or provide Seller with any information relating to its criteria or processes for determining whether or not to make offers of employment to any Employees, and Seller acknowledges that it has and will not receive any such information. Buyer shall notify each Employee as to whether or not Buyer will be offering employment to such Employee no later than seven business days before the Closing Date. Each Employee shall be given five Business Days from the date of Buyer's offer to accept or decline the employment offer. Employees accepting Buyer's offer are referred to as "Transferred Employees."

          Beginning on the date on which any of Seller's Employees are hired by Buyer, Buyer shall assume all obligations and liabilities which may arise as a result of Buyer's employment of the Transferred Employees on or after such first date of employment of the Transferred Employees, and hereby agrees to and shall indemnify and hold Seller harmless from and against any such liability.

          This Agreement is not intended to create and does not create any contractual or legal rights in or enforceable by any Employee. Nothing contained herein is to be construed as (i) offering or creating an employment contract or guarantee of employment for any specified period of time for any Employee or (ii) any other obligation to employ such Employees.

          Neither Buyer nor Seller may send any communications to any Employee employed at the Branch concerning the subject matter of this Section
          4.01 without the prior written consent of the other party, which approval shall not be unreasonably withheld. This Agreement may be amended or terminated without liability to any Employee.

          Seller and Parent agree that for a period of two years after the Closing, neither Seller, Parent nor its respective affiliates will solicit employment of any Transferred Employees.

     4.02 Employee Retention. Seller shall, at its sole expense, establish an employee retention program, upon the terms and conditions set forth on
          Schedule 4.02, to begin contemporaneously with this Agreement that provides each Employee who remains an Employee through the Closing Date with a bonus, payable on the Closing Date, equal to two (2) weeks pay based on such Employee's current wage or salary level.

     4.03 Employee Training. Seller and Buyer shall cooperate in order to permit Buyer to train Transferred Employees, as mutually scheduled by Seller and Buyer for reasonably limited periods of time such that Seller's ongoing operations at the Branch shall not be disrupted.

5.   CONDITIONS PRECEDENT TO CLOSING.

     5.01 Conditions to Seller's Obligations. The obligations of Seller to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by Seller to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

          (a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required by Seller for consummation of the Acquisition and set forth on
               Schedule 3.01(c) shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

          (b) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Buyer shall have delivered to Seller a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule 5.01(b) to this Agreement.

          (c) Covenants. Each and all of the covenants and agreements of Buyer to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Buyer, or waived by Seller, and Buyer shall have delivered to Seller a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule 5.01(b) to this Agreement.

          (d) No Proceeding or Prohibition. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions.

          (e) Receipt of Consents of Third Parties. Seller shall have received, in form and substance reasonably satisfactory to the Buyer, any and all consents, approvals or waivers of third parties listed on
               Schedule 3.01(c), and Parent shall have received, in form and substance reasonably satisfactory to the Buyer, any and all consents, approvals or waivers of third parties listed on
               Schedule 3.02(c) hereto.

     5.02 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by Buyer to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

          (a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required by Buyer for consummation of the Acquisition and set forth on
               Schedule 3.03(c) shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition and operation of the Branch by Buyer shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

          (b) Representations and Warranties of Seller. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes "material" or other materiality qualifier, such representation shall be true and correct in all respects) on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Seller shall have delivered to Buyer a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule 5.02(b) to this Agreement.

          (c) Representations and Warranties of Parent. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Parent shall have delivered to Buyer a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule 5.02(c) to this Agreement.

          (d) Covenants. Each and all of the covenants and agreements of Seller and Parent to be performed or complied with pursuant to this Agreement shall have been duly performed or complied with in all material respects by Seller and Parent, or waived by Buyer, and Seller and Parent shall have delivered to Buyer a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule 5.02(b) to this Agreement.

          (e) No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions.

          (f) Real Property. The Title Commitment (as defined in Section 2.01(b) herein) shall have been delivered to Buyer, and updated to or as close as practicable to (but in no event more than five
               (5) business days prior to) the Closing Date, in accordance with the terms of such Section, and such updated Title Commitment shall not include any special exceptions other than Permitted Exceptions.

          (g) Receipt of Consents of Third Parties. Buyer shall have received, in form and substance reasonably satisfactory to the Seller, any and all consents, approvals or waivers of third parties listed on
               Schedule 3.01(c) Schedule 3.02(c) and Schedule 3.03(c) hereto.

6.   CLOSING.

     6.01 Closing and Closing Date. The Acquisition contemplated by this Agreement shall be consummated and closed (the "Closing") at such location as shall be mutually agreed upon by Buyer and Seller. The date on which the Closing shall occur (the "Closing Date") shall be on a date to be mutually agreed upon by Buyer and Seller within ten (10) days after receiving all required regulatory approvals with such date to be confirmed in writing as soon as practicable after receiving all such required regulatory approvals.

     6.02 Seller's Actions at Closing. At the Closing (unless another time is specifically stated in Section 6.04 hereof), Seller shall, with respect to the Branch:

          (a) transfer possession to Buyer at the Branch such of the Assets purchased hereunder as shall be capable of physical delivery, including, without limitation, all assets comprising the safe deposit box business, if any, of the Branch;

          (b) execute, acknowledge and deliver to Buyer a special warranty deed (qualified, as necessary, to reflect all Permitted Exceptions), conveying the Branch Real Estate to Buyer and such other documents as the title company may reasonably require; the originals of all blueprints, construction plans, specifications and plat relating to the Branch Real Estate, which are now in Seller's possession or which Seller has reasonable access to; and such other documents or instruments as may be reasonably required by Buyer, required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing;

          (c) assign, transfer, and make available to Buyer such of the following records, to the extent such records exist and are available and maintained at the Branch (in whatever form or medium then maintained by Seller), pertaining to the Deposit Liabilities and Branch Loans:

               (i) signature cards, orders and contracts and agreements between Seller and depositors of the Branch and borrowers with respect to Branch Loans, and records of similar character;

               (ii) canceled  checks  and/or  negotiable  orders  of  withdrawal representing charges to depositors;

              (iii) a trial balance listing of records of account;

               (iv) overdraft histories for all Deposit Accounts;

               (v)  any and all suspicious activity reports;

               (vi) returned  check  histories for all Deposit  Accounts;

              (vii) histories  related to all Branch Loans,  including,  but not limited to, past due histories; and

             (viii) all other miscellaneous records, statements and other data and materials maintained by Seller relative to any Deposit Liabilities being assumed by Buyer and Branch Loans being acquired by Buyer;

          (d) assign, transfer, and deliver to Buyer such safe deposit and safekeeping files and records (in whatever form or medium then maintained by Seller) pertaining to the safe deposit business of the Branch transferred to Buyer hereunder as exist and are available, together with the contents of the safe deposit boxes maintained at the Branch, as the same exist as of the close of business on the day immediately preceding the Closing Date
               (subject to the terms and conditions of the leases or other agreements relating to the same) and all securities and other records, if any, held by the Branch for their customers as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same);

          (e) make available and transfer to Buyer on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to Buyer pursuant to the terms of this Agreement;

          (f) execute, acknowledge and deliver to Buyer all Certificates and other documents required to be delivered to Buyer by Seller at the Closing pursuant to the terms of this Agreement;

          (g) assign by endorsement in a form reasonably acceptable to Buyer, transfer and deliver to Buyer the contract, promissory note or other evidence of indebtedness related to the Branch Loans together with the loan file and records (in whatever form or medium then maintained by Seller) pertaining to such Branch Loans;

          (h) execute, acknowledge, and deliver to Buyer, to evidence the assignment of the Assets of Buyer by Seller hereunder, an instrument of assignment in the form set forth in Schedule 6.02(h) to this Agreement, and Buyer shall then accept, execute, and acknowledge such instrument.

          (i) resign as trustee and custodian with respect to any IRAs as to which Seller is trustee or custodian and as to which one or more of the assets included therein is a Deposit Account and designate or appoint Buyer as successor trustee or custodian under such IRAs.

     6.03 Buyer's Actions at Closing. At the Closing (unless another time is specifically stated in Section 6.04 hereof), Buyer shall, with respect to the Branch:

          (a) execute, acknowledge, and deliver to Seller, to evidence the assumption of the Assumed Liabilities of Seller by Buyer hereunder,  an  instrument of assumption in the form set forth in
               Schedule 6.02(h) to this Agreement, and Seller shall then accept, execute, and acknowledge such instrument;

          (b) receive, accept and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Buyer by Seller hereunder;

          (c)  execute  and  deliver to Seller  such  written  receipts  for the
               Assets, properties, records, and other materials assigned, transferred, conveyed, or delivered to Buyer hereunder as Seller may reasonably have requested at or before the Closing;

          (d) pay to Seller on the Closing Date and prior to the conclusion of the Closing the funds required to be paid to Seller at the Closing pursuant to the terms of this Agreement; and

          (e) execute, acknowledge and deliver to Seller all Certificates and other documents required to be delivered to Seller by Buyer at the Closing pursuant to the terms of this Agreement.

     6.04 Methods of Payment. Subject to the adjustment procedures set forth in this Section 6.04, the transfer of the funds, if any, due to Seller or to Buyer, as the case may be, as set forth pursuant to the terms of
          Section 1.05(a) hereof, shall be made on the Closing Date in immediately available United States funds. At least two business days prior to the Closing, Seller and Buyer shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree that the amount of funds transferred on the Closing Date, pursuant to Section 1.05(a) hereof, shall be as set forth in Section 1.05, except that the amount of Deposit Accounts, Branch Loans and cash transactions shall be calculated as of the close of business on the day immediately preceding the Closing Date and the parties shall execute a Preliminary Closing Statement set forth in Schedule 6.04(a) attached. Within ten (10) business days after the Closing, the parties shall make appropriate post-closing adjustments, consistent with the provisions of Section 1.05 hereof, based upon actual Deposit Accounts, Branch Loans and cash transactions which took place as of the close of business on the Closing Date, but which were not reflected as of the close of business on the day immediately preceding the Closing Date, and execute the Final Settlement Statement in substantially the form set forth in Schedule 6.04(b) attached. In addition, prorations of income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual amounts and calculations as soon as possible after the Closing.

     6.05 Effectiveness of Closing. Upon the satisfactory completion of the Closing, which does not include and shall not require completion of the adjustment and proration arrangements set forth in Section 6.04, the Acquisition shall be deemed to be effective and the Closing shall be deemed to have occurred.

7.   CERTAIN TRANSITIONAL MATTERS.

     7.01 Transitional Action by Buyer. After the Closing, unless another time is otherwise indicated:

          (a) Buyer shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to Buyer by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by Buyer hereunder, whether drawn on checks, negotiable orders or withdrawal, drafts, or withdrawal order forms provided by Buyer or Seller; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by Buyer hereunder; provided, however, that any obligations of Buyer pursuant to this Section
               7.01 to honor checks, negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by Seller and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts, withdrawal orders, or returned items (i) presented to Buyer more than 180 days following the Closing Date, or (ii) on which a stop payment has been requested by the depositor. The provisions of this subsection 7.01(a) shall in no way limit Buyer's duties or obligations arising under
               Section 1.03(b) hereof.

          (b) Buyer shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than ten days prior to the Closing Date, notify all depositors of the Branch by letter, acceptable to Seller, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts, of Buyer's pending assumption of the Deposit Liabilities hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain Seller deposit-related services and/or Seller's debit card and automatic teller machine services impacted by the transactions contemplated by this Agreement, will be terminated. As an enclosure to such notices, Buyer may furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by Buyer and the conversion of such accounts to Buyer accounts, including the provision of checks to appropriate depositors using the forms of Buyer with instructions to such depositors to utilize such Buyer checks on and after the Closing Date and thereafter to destroy any unused checks on Seller's forms. The expenses of the printing, processing and mailing of such letter notices and providing new Buyer checks and other forms and written materials to appropriate customers shall be borne by Buyer. Before Closing, except as provided in this paragraph or elsewhere in this Agreement, Buyer will not contact Seller's customers except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction.

          (c) Buyer shall promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, withdrawal orders, or returned items (net of the applicable Deposit Premium paid by Buyer with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to a Deposit Account assumed by Buyer hereunder which are returned uncollected to Seller after the Closing Date. The foregoing shall include an amount equivalent to holds placed upon such deposit account for items cashed by Seller as of the close of business on the Closing Date.

          (d) All tasks and obligations concerning the provision of data processing services to or for the Branch after the Closing, other than those specifically set forth in, and to the extent assumed by Seller pursuant to, Section 7.02(b) herein, if any, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, Buyer.

          (e) Buyer shall, not later than the close of business on the business day immediately following the Closing Date, supply suitable government-backed securities as security for any deposits of governmental units included among the Deposit Liabilities for which Seller had provided similar security.

          (f) Buyer shall, as soon as practicable after the Closing Date, prepare and transmit at Buyer's expense to each of the obligors on Branch Loans transferred to Buyer pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to Buyer at the address specified by Buyer, with Buyer's name as payee on any checks or other instruments used to make payments, and, with respect to such loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of Buyer as the person to whom and place at which payments are to be made.

          (g) If the balance due on any Branch Loan transferred to Buyer pursuant to this Agreement has been reduced by Seller as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to Seller after the day immediately preceding the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Buyer to Seller.

          (h) Buyer shall use its commercially reasonable efforts to cooperate with Seller in assuring an orderly transition of ownership of the Assets and responsibility for the Assumed Liabilities, including the Deposit Liabilities, assumed by Buyer hereunder.

          (i) The duties and obligations of Buyer in this Section 7.01 shall survive the Closing.

     7.02 Transitional Action by Seller. After the Closing, unless another time is otherwise indicated:

          (a) Seller shall use its commercially reasonable efforts to cooperate with Buyer in assuring an orderly transition of ownership of the Assets and responsibility for the Assumed Liabilities, including the Deposit Liabilities, assumed by Buyer hereunder. Seller shall provide final statements as of the Closing Date, in conjunction with appropriate Deposit Liabilities, with interest and service charges pro-rated to close of business on the Closing Date.

          (b) As soon as practicable following the date of this Agreement, Seller shall provide Buyer with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts, Branch Loans, and safe deposit business (if such data processing support currently is provided with respect to such business) maintained at the Branch (such Deposit Accounts, Branch Loans and safe deposit business, if applicable, hereinafter called the "Accounts"). As soon as practicable following the date of this Agreement, Seller shall provide to Buyer file formats relating to the Accounts and up to three (3) sets of CD-ROMs related to the Accounts in generic form which are readable using Microsoft Excel or Lotus 1-2-3 software. By not later than 2:00 P.M. local Grand Forks, North Dakota time on the day immediately following the Closing Date, Seller shall make the foregoing documents and materials available for pick-up by Buyer.

          (c) Seller shall cooperate with Buyer, at no expense to Seller, to make provision for the installation of equipment in the Branch subject to approval by Seller; provided, however, that Buyer shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of Seller or the Branch.

          (d) As of the close of business on the Closing Date, Seller shall terminate its ATM/debit card service at the Branch. Such terminations will be preceded by the notice described in Section 7.01(b) herein. Seller shall have no obligation with respect to conversion or change over with respect to direct deposit or payroll and retirement payments service relating to the Deposit Accounts following the Closing and, further, Buyer shall assume all responsibility and liability with respect thereto following the Closing. Seller will continue to redirect and/or pass through relevant ACH transactions on Deposit Accounts for a period of 90 days following the Closing Date.

          (e) As of the opening of business on the first business day after the Closing Date, Seller and Buyer shall provide the appropriate Federal Reserve Bank (the "FRB") with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities and/or the Branch Loans (hereinafter collectively referred to as "Paper Items"). Buyer shall bear all charges and costs imposed by the Federal Reserve in connection with the reassignment of account number ranges for sorting the Paper Items.

               In the event the Federal Reserve and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to Buyer with the result that such Paper Items are presented to Seller, by not later than 2:00 P.M. Grand Forks, North Dakota, time on each business day following the Closing and continuing for one hundred twenty (120) days after the Closing, Seller will make available to Buyer for pick up from Seller's offices, all of the Paper Items which are received by Seller from the FRB and/or any regional or local clearinghouse during the morning of each such business day on an "as-received basis." At the same time Seller shall also make available to Buyer information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming Automated Clearing House items ("ACH items") as well as outstanding Automatic Teller Machine ("ATM") transactions. Such information and records, including but not limited to systems printouts, will utilize the most recent account number designated by Seller for each of the Deposit Accounts and/or the Branch Loans. Buyer shall initiate appropriate Notification of Change requests relating to appropriate routing matters at the sole expense of Buyer within 30 days of execution and delivery of this Agreement. Each business day Seller will endeavor to see that the sum of (a) the actual Paper Items provided to Buyer plus (b) all ACH items and ATM transactions captured by Seller in its information and records balance with the sum of (c) the information and records, including but not limited to systems printouts, provided by Seller relative to the Paper Items plus (d) the information and records, including but not limited to systems printouts, provided relative to the ACH items and ATM transactions affecting the Deposit Accounts and/or the Branch Loans.

               Except as otherwise expressly noted, Seller shall provide the foregoing at no charge to Buyer for a period not to exceed thirty
               (30) days from the Closing Date except that Buyer shall pay any charges assessed to Seller by the FRB, a national or local clearinghouse and/or Seller's agent and/or processor to the extent such assessments relate to the Deposit Accounts. Buyer shall be responsible for pick up of the data to be provided by Seller and shall compensate Seller for activity subsequent to the referenced 30 day period in the amount of $50.00 per day and $.25 per item.

               Seller and Buyer shall arrange for appropriate daily settlement between the parties in order that the transmission of all monies associated with the matters set forth in this Section 7.02 (g) might be effected promptly.

               Seller shall not be liable to Buyer for any failure to provide the data required by this Section 7.02 (g) to the extent any such failure results from causes beyond Seller's control including war, strike or other labor disputes, acts of God, errors or failures of the FRB, and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein Seller and/or its agent processor has been unable to process inclearings from the FRB or such clearinghouse.

          (f) Seller shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later, than twenty days prior to the Closing Date, notify all depositors of the Branch and all borrowers of any Branch Loan by letter reasonably acceptable to Buyer, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts and/or loans, of Buyer's pending assumption of the Deposit Liabilities and acquisition of the Branch Loans hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain Seller deposit-related services and/or Seller's debit card and automatic teller machine services, will be terminated. The expenses of the printing, processing and mailing of such letter notices shall be borne by Seller.

          (g) For a period of sixty (60) days after the Closing Date, Seller will forward to Buyer, within two (2) business days of receipt, loan payments received by Seller with respect to the Branch Loans. Buyer will forward, within two (2) business days of receipt payments received by Buyer with respect to any loan not a Branch Loan. Seller agrees to refer customers to the offices of the Buyer when such customers present payments over the counter to the Seller. Buyer shall reimburse Seller within 30 days of notice by Seller to Buyer for any payments tendered by borrowers which were credited to the outstanding balance of any Branch Loan prior to the Closing Date and which are subsequently returned or otherwise withdrawn for any reason and Seller shall assign to Buyer any rights of Seller to recovery of such payments as against the relevant borrower.

          (h) The duties and obligations of the parties in this section 7.02 shall survive the Closing.

     7.03 Overdrafts and Transitional Action. Overdrafts paid on the Deposit Accounts with respect to ledger dates after the Closing Date will be the responsibility and risk of Buyer. Overdrafts approved with respect to ledger dates more than four (4) business days prior to the Closing Date will be the responsibility and risk of Seller. Overdrafts approved with respect to ledger dates during the period beginning four
          (4) business days prior to the Closing Date through the Closing Date, inclusive, will initially be the responsibility and risk of Buyer (other than overdrafts of customers who are specifically identified in writing by Buyer to Seller not less than four (4) business days prior to the Closing Date); provided, however, that Buyer shall have the right to retransfer any such overdrafts back to Seller for Seller's responsibility and at its risk within six (6) days following the Closing Date, and Seller will repurchase all rights in respect of such overdrafts from Buyer for the amount of each such overdraft outstanding at the time it is retransferred back to Seller less the amount of the Branch Loan Premium paid by Buyer to Seller attributable to such overdrafts; provided, however, that Buyer shall have closed all accounts on which each such overdraft exists not later than the date of such retransfer.

     7.04 ATMs and Debit Cards.

          (a) Seller shall provide to Buyer no later than sixty (60) days prior to the Closing Date, a CD-ROM, along with a file format or file layout and a production tape thirty (30) days before the Closing Date, containing customer name, card number, withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards issue dates and/or open dates, last transaction dates, and expiration dates as to all ATM and debit cards issued to customers of the Seller Branch processor to deactivate the operation of the Seller ATM and debit cards completely or to deactivate or disconnect the Deposit Accounts from such Seller ATM and debit cards no later than the business day cutoff on the date prior to the Closing Date so that all activity generated by the Seller ATM and debit cards shall have settled prior to the Closing Date. All transactions and activity related to the Seller ATM and debit cards following the Closing Date which are received or forwarded to Seller will be accepted and forwarded by Seller to Buyer along with all corresponding funds. Seller thereafter agrees to immediately notify its processor to deactivate such ATM and debit cards and to forward all transactions related thereto directly to Buyer.

          (b) Seller agrees to deactivate the ATMs located at the Branch on or before the business day cutoff on the Closing Date. Thereafter, Buyer shall reconfigure the ATMs to its standards for activation after the business day cutoff on the Closing Date.

          (c) Buyer and Seller agree to cooperate with each other to assure that all transactions originated through the ATM or originated with the ATM Cards prior to or on the Closing Date shall be for the account of Seller and all transactions originated after the Closing Date shall be for the account of Buyer. A post closing adjustment shall be made in the manner set forth in Section 6.04 hereof to reflect all such transactions which cannot be reasonably calculated as of the Closing.

     7.05 Effect of Transitional Action. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this
          Article 7.

8.   GENERAL COVENANTS AND INDEMNIFICATION.

     8.01 Confidentiality Obligations of Buyer. From and after the date hereof, Buyer and its affiliates and parent company shall treat all information received from Seller concerning the business, assets, operations, and financial condition of Seller and its affiliates and its and their customers (including without limitation the Branch), as confidential, unless and to the extent that Buyer can demonstrate that such information was already known to Buyer and its affiliates, if any, or is then in the public domain through no fault of Buyer or its affiliates or was received from a third person not known by Buyer to be under any obligation to Seller; and Buyer shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, Buyer shall, and shall cause its affiliates, if any, to promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of Seller in connection with the transactions contemplated hereby. The covenants of Buyer contained in this Section 8.01 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Branch; provided, however, that neither Buyer nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.01 if Buyer shall in good faith disclose any of such confidential information in compliance with any legal or regulatory requirement, process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by Seller that all information provided to Buyer related to the Acquisition may be provided to Buyer's affiliates and representatives as necessary for the purpose of consummating the Acquisition.

     8.02 Confidentiality Obligations of Seller and Parent. From and after the date hereof, Seller, Parent and their affiliates shall treat all information received from Buyer concerning the business, assets, operations, and financial condition of Buyer as confidential, unless and to the extent Seller or Parent can demonstrate that such information was already known to Seller, Parent or their affiliates or is then in the public domain through no fault of Seller, Parent or their affiliates or was received from a third person not known by Seller or Parent to be under any obligation to Buyer; and Seller and Parent shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, Seller and Parent shall promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of Buyer in connection with the transactions contemplated hereby. The covenants of Seller and Parent contained in this Section 8.02 are of the essence and shall survive any termination of this Agreement; provided, however, that neither Seller, Parent nor any of their respective affiliates shall be deemed to have violated the covenants set forth in this Section 8.02 if Seller shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by Buyer that all information provided to Parent and Seller related to the
          Acquisition may be provided to Seller's or Parent's affiliates and representatives as necessary for the purpose of consummating the Acquisition.

     8.03 Indemnification.

          (a) Seller shall indemnify Buyer and hold Buyer harmless from and against any and all claims, judgments, settlements, penalties, fines, losses, liabilities, obligations or duties (of any kind or nature, whether or not accrued or fixed, absolute or contingent, determined or determinable) damages (including compensatory or punitive damages and forgiveness or cancellation of obligations), expenses, interest, costs and legal fees and disbursements (collectively, the "Losses") which Buyer may suffer, incur or sustain arising out of or attributable to (i) any misrepresentation or any breach of any representation or warranty made by Seller pursuant to this Agreement, (ii) any breach of any agreement to be performed by Seller pursuant to this Agreement or
               (iii) any liabilities, obligation or duty of Seller or any of its affiliates that is not an Assumed Liability.

          (b) Parent shall indemnify Buyer and hold Buyer harmless from and against any and all Losses which Buyer may suffer, incur or sustain arising out of or attributable to (i) any misrepresentation or any breach of any representation or warranty made by Parent pursuant to this Agreement, (ii) any breach of any agreement to be performed by Parent pursuant to this Agreement and

          (c) Buyer shall indemnify Seller and Parent and hold them harmless from and any and all Losses which Seller or Parent may suffer, incur or sustain arising out of or attributable to (i) any misrepresentation or breach of any representation or warranty made by Buyer pursuant to this Agreement, (ii) any breach of any agreement to be performed by Buyer pursuant to this Agreement, or
               (iii) any of the Assumed Liabilities assumed by Buyer at the Closing.

          (d) To exercise its indemnification rights under this Section 8.03 as the result of the assertion against it of any claim or potential liability or loss for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or loss or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however, that the failure to provide such notice shall not relieve the indemnifying party of its obligations under this
               Section 8.03 except to the extent of any actual damages incurred. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. The indemnifying party shall notify the indemnified party within thirty days of receipt of a notice of claim, whether it shall assume the defense of such claim (unless a shorter response period is required under the circumstances). If the defense of a claim is assumed by the indemnifying party, the indemnified party shall be consulted and kept fully informed with regard to the progress of such claim. The indemnified party shall cooperate with the indemnifying party in connection with such claim. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel, (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interests between them, or (iii) an indemnifying party has failed to promptly assume or diligently prosecute to defend the claim.

          (e) In the event of an actual or potential conflict as provided in clause (ii) of the last sentence of subsection (d) above, or in the event of the indemnifying party's failure to assume or diligently handle a claim as provided in clause (iii) of the last sentence subsection (d), the indemnified party shall have the absolute right to settle or compromise any claim or liability subject to indemnification under this Section and to be indemnified from and against all Losses resulting therefrom, provided that the amount of any such settlement is less than $50,000. If any proposed settlement (whether or not arising in circumstances covered by clauses (ii) or (iii) of the last sentence of subsection (d) above) is for $50,000 or more, an indemnifying party shall not be liable under this Section 8.03 for any settlement effected without its consent, which will not be unreasonably withheld, of any claim or liability or proceeding for which indemnity may be sought hereunder.

          (f) Notwithstanding the protection afforded by this Section 8.03, no investigation by an indemnified party at or prior to the Closing shall relieve any indemnifying party of any liability herein.

          (g) The respective representations and warranties of Seller set forth in Section 3.01, of Parent set forth in Section 3.02 and of Buyer set forth in Section 3.03 in this Agreement shall survive until the second anniversary of the Closing, except for the representation and warranty of Seller contained in Section 3.01(d), which shall survive indefinitely, and Section 3.01(l), which shall survive until the fifth anniversary of the Closing. After such expiration of any representation or warranty, neither party may assert a claim for indemnification hereunder except with respect to any Loss that has been the subject of written notice to the party against whom such claim of Loss is asserted prior to the expiration of such representation and warranty, which notice will preserve such claim until it is liquidated or otherwise finally resolved pursuant to the procedures set forth in this Section 8.03.

          (h) The provisions of this Section 8.03 shall apply to any claim for indemnification by one party against the other party, with the intent being that all such claims be subject to the procedures, limitations and other provisions contained in this Section 8.03. Each party hereto acknowledges and agrees that, with respect to any claim by a party hereto against another party which arises out of or relates to a breach of any of the representations, warranties, covenants or agreements of the parties herein, the indemnification remedy set forth in this Section 8.03 shall be the sole and exclusive remedy of the parties with respect thereto. Each party waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action that it may have against the other arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation, or arising under or based upon common law or otherwise, except to the extent provided in this Section 8.03. Notwithstanding the foregoing, nothing contained in this Section
               8.03 shall be deemed to preclude (i) an action by one party against another party for fraud or (ii) an action by one party against the another party seeking injunctive or other equitable relief.

          (i) No claim for indemnification under Section 8.03(a)(i) shall be made by Buyer unless and until the aggregate amount of such claims by Buyer shall exceed $10,000, and then, only as to the amount by which aggregate claims by Buyer exceed $10,000. Notwithstanding the foregoing, in the case of a claim arising out of a breach of, or inaccuracy in, the representations and warranties set forth in Section 3.01(q) (a "Branch Loan Claim"), no Branch Loan Claim may be made, unless and until the total amount of all claims for indemnification by Buyer under Section 8.03(a)(i) exceed $50,000 (the "Branch Loan Threshold"), and then only as to the amount by which a Branch Loan Claim exceeds the Branch Loan Threshold. Notwithstanding anything in this Agreement to the contrary, it is hereby understood that for purposes of
               Section 8.03(a)(i) hereof, in the event of a breach of, or inaccuracy in, any representation or warranty, in determining the amount of Losses resulting therefrom, "material" or any other materiality exceptions and qualifications and knowledge exceptions set forth in any representation and warranty shall be disregarded.

     8.04 Solicitation of Customers by Seller and Parent After the Closing. From the date of this Agreement and for two (2) years following the Closing Date, Seller and Parent will not solicit customers whose Deposit Liabilities and/or Branch Loans are assumed or acquired by Buyer pursuant to this Agreement; provided, however that this Section 8.04 shall not be deemed to prohibit (i) communications directed to current customers listed on Schedule 8.04, (ii) newspaper, radio or television advertisements of a general nature directed to markets outside of a 50 mile radius of the Branch, or (iii) Seller or Parent from taking such actions as may be required to comply with applicable law.

     8.05 Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. The parties shall cooperate with each other in executing any necessary and proper documents and notices as may be appropriate in furtherance of the foregoing covenant and consistent with the terms of this Agreement. The covenants of each of the parties hereto pursuant to this Section 8.05 shall survive the Closing.

     8.06 Information After Closing. For a period of seven (7) years following the Closing, upon written request of Seller to Buyer or Buyer to Seller, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Branch which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Branch prior to Closing. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request.

     8.07 Survival of Covenants. The obligations and covenants of the parties under this Section 8 shall survive the Closing.

     8.08 Individual Retirement Accounts. Any IRAs related to the Branch for which Seller, on or before the Closing Date, shall have received written advice from the account holder of such account holder's objection or failure to accept Buyer as successor custodian or trustee shall not be assigned by Seller to Buyer or assumed by Buyer. Seller may thereafter, at its option, elect to retain such IRAs, advise the account holders that it has withdrawn its resignation as custodian or transfer the amount in such IRAs to the account holders.

     8.09 Covenant Not to Compete. From and after the Closing and for a period of two years following the Closing Date, neither Seller nor Parent shall, within a fifty mile radius of the Branch, operate a full service branch, make loans, accept deposits, cash checks, or provide securities brokerage, insurance, trust or asset management services.

     8.10 Exclusivity. From the period of time beginning with the date of this Agreement through the Termination Date (as hereinafter defined), neither Seller, Parent nor its respective affiliates will (a) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (collectively "Person") relating to (x) any purchase of all or any substantial portion of the Assets, (y) assumption of all or a substantial part of the Assumed Liabilities or (z) any other extraordinary business transaction involving or otherwise relating to the Branch (each of the transactions described in clauses (x), (y) and (z) being referred to herein as an "Alternative Transaction"), or (b) participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to consummate, any Alternative Transaction.

     8.11 Access to Information. So long as this Agreement remains in effect, Seller will give to Buyer full access during normal working hours to, and furnish them with, all documents, records, work papers and information with respect to the Branch business, as the Buyer shall from time to time reasonably request. In addition, Seller will permit the Buyer reasonable access to such personnel of the Branch during normal business hours as may be necessary or useful to the Buyer in its review of documents, records, work papers and information with respect to the Branch business.

9.   TERMINATION.

     9.01 Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties.

     9.02 Termination by Seller. This Agreement may be terminated and the transactions contemplated hereby abandoned by Seller:

          (a)  in the event of a material breach by Buyer of this Agreement; or

          (b) on or after midnight, Grand Forks, North Dakota time, December 31, 2002, (the "Termination Date") if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by Seller.

     9.03 Termination by Buyer. This Agreement may be terminated and the transactions contemplated hereby abandoned by Buyer:

          (a)  in the event of a material breach by Seller of this Agreement; or

          (b) on or after the Termination Date if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by Buyer.

     9.04 Effect of Termination. The termination of this Agreement pursuant to Sections 9.02 or 9.03 of this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof. If the transactions contemplated by this Agreement are not consummated as a result of a breach of this Agreement as described in either Section 9.02(a) or Section 9.03(a), the breaching party shall be responsible for and shall, as appropriate, reimburse the other party for its reasonable out-of-pocket expenses (including attorneys' fees) incurred in connection with the preparation, negotiation and execution of this Agreement.

10.   MISCELLANEOUS PROVISIONS.

    10.01 Expenses.   Except  as  and  to  the  extent  specifically   allocated
          otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.

    10.02 Certificates. All statements contained in any certificate ("Certificate") delivered by or on behalf of Seller, Parent or Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.

    10.03 Notices.  All notices and other  communications  hereunder may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

                  If to Seller or Parent:

                        BNCCORP, Inc.
                        322 East Main
                        Bismarck, North Dakota 58501
                        Attention: Gregory K. Cleveland, President and CEO

                  If to Buyer:

                        Alerus Financial, National Association
                        P.O. Box 6001
                        Grand Forks, North Dakota 58206
                        Attention: Randy L. Newman, Chairman, President and CEO

          or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

    10.04 Parties In Interest; Amendment. The rights and obligations of Seller, Parent and Buyer shall be exclusively and individually binding upon, and shall inure exclusively and individually to the benefit of, Seller, Parent and Buyer and the respective permitted successors or assigns of each party. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a permitted successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective permitted successors and assigns.

    10.05 Headings. The headings, table of contents, and index to defined terms (if any) used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    10.06 Terminology. The specific terms of art that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Schedule):

          (a) The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which either Seller or Buyer is closed in accordance with applicable law or regulation. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following.

          (b) The term "affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

          (c) The term "Permitted Exceptions" shall mean, with respect to the Branch Real Estate,

               (i) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings;

               (ii) such other easements, restrictions, and encumbrances (but in all cases of Branch Real Estate excluding those which secure borrowed money) which, individually and in the aggregate, do not detract from the value of, or interfere with the present use of, any property subject thereto or affected thereby; and

               (iii) such other exceptions as are approved by Buyer in writing.

          (d)  The  term  "person"  shall  mean  any   individual,   corporation
               partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.

          (e) Unless expressly indicated otherwise in a particular context, the terms "herein," "hereunder," "hereto," "hereof," and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any Schedule unless such Schedule is specifically referenced) and do not refer to any other document.

    10.07 Press Releases. Any and all public announcements of any kind or nature whatsoever concerning the transactions contemplated hereby made before, on or after the Closing Date shall require the prior written approval of Buyer and Seller. Contemporaneously with the signing of this Agreement, Buyer and Seller shall jointly prepare and issue a written public communication regarding the execution of the Agreement to be sent to all customers having dealings with the Branch.

    10.08 Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

    10.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Dakota.

    10.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                BNC NATIONAL BANK


                                By:  /s/ Gregory K. Cleveland
                                     ___________________________________________
                                         Gregory K. Cleveland
                                         President and CEO


                                BNCCORP, INC.


                                By:  /s/ Gregory K. Cleveland
                                     ___________________________________________
                                          Gregory K. Cleveland
                                          President and CEO


                                ALERUS FINANCIAL, NATIONAL ASSOCIATION


                                By:   /s/ Randy L. Newman
                                     ___________________________________________
                                          Randy L. Newman
                                          Chairman, President and CEO

                                    SCHEDULES
                                       TO
                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

Schedule 1.01           -     Description of Branch Real Estate
Schedule 1.02(b)        -     Tangible Assets
Schedule 1.02(c)        -     Safe Deposit Leases
Schedule 1.02(e)        -     Prepaid Expenses
Schedule 1.02(f)        -     Branch Loans
Schedule 1.02(f)(ii)    -     Excluded Loans
Schedule 1.02(h)        -     Assumed Contracts
Schedule 1.02(i)        -     Real Property Leases
Schedule 1.03(b)        -     Deposit Accounts
Schedule 1.04(d)        -     Excluded Assets
Schedule 1.05(b)        -     Allocation of Assets
Schedule 3.01(c)        -     Consents of Seller
Schedule 3.02(c)        -     Consents of Parent
Schedule 3.01(m)        -     Form of Deposit Account Agreement
Schedule 3.01(q)(iii)   -     Branch Loans in Default or Past Due
Schedule 3.01(i)        -     Insurance Policies
Schedule 3.03(c)        -     Consents of Buyer
Schedule 4.02           -     Form of Employee Retention Program
Schedule 5.01(b)        -     Form of Certification of Buyer
Schedule 5.02(b)        -     Form of Certification of Seller
Schedule 5.02(c)        -     Form of Certification of Parent
Schedule 6.02(h)        -     Form of Bill of Sale, Assignment and Assumption
Schedule 6.04(a)        -     Form of Preliminary Closing Statement
Schedule 6.04(b)        -     Form of Final Closing Statement